Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

UCT Reaffirms Fourth Quarter Guidance – Provides View for First Quarter

HAYWARD, Calif., January 16, 2018 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, reaffirmed its fourth quarter 2017 revenue guidance today. The Company expects revenue to be at the high end of its guided range of $240.0 million to $250.0 million, with operating margins within the target range of 8% to 10%.

With continued strength across the semiconductor industry and growing demand from key customers, in the first quarter of fiscal 2018, the Company expects revenue to increase as compared to the fourth quarter of fiscal 2017 and operating margins to remain generally consistent with the fourth quarter of fiscal 2017 and within the target range of 8% to 10%.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, and energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "projection," "forecast," "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2017 and first quarter 2018 results of operations. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company's actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our annual report on Form 10-K and quarterly reports on Form 10-Q, each as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Annie Leschin
(415) 775-1788
annie@streetsmartir.com